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                                                                   EXHIBIT 10.18

                       CONFIDENTIAL TREATMENT REQUESTED

                                    [LOGO]
                             SourcingLink.net(TM)

                              SERVICES AGREEMENT

     This Services Agreement (the "Agreement") is entered into as of March 29, 2000, and effective as of March 31, 2000 (the "Start Date"), by and between SourcingLink.net, Inc., a Delaware corporation, with its principal place of business at 16855 West Bernardo Drive, Suite 260, San Diego, California, 92127 USA ("SNET") and Carrefour S.A., a corporation organized in the country of France, with its Carrefour headquarters located at 6, avenue Raymond Poincare, BP 419.16-75769, Paris Cedex 16, France ("Carrefour," and together with SNET, the "parties," each individually, a "party").

                                R E C I T A L S

     A. Carrefour is the largest international retailer of general merchandise and intends to implement and utilize the Internet based application services of GlobalNetXchange ("GNX") to facilitate its merchandise sourcing needs.

     B. SNET is engaged in the business of developing and providing Internet based merchandise sourcing solutions and services.

     C. Carrefour desires to engage SNET to provide support services related to Carrefour's use and application of GNX technology and services as set forth herein, and SNET desires to provide such services.

                               A G R E E M E N T

     NOW, THEREFORE, in consideration of the covenants hereinafter stated, the parties agree as follows:

     1.  Services of SNET.  Upon the terms and subject to the conditions
         ----------------
contained herein, SNET agrees to provide the services as set forth on Schedule A annexed hereto (the "Services"). The Services shall be provided in accordance with the provisions of this Agreement and Schedule A. Schedule A includes (i) a statement of the scope of the work to be performed and (ii) a schedule of compensation. Schedule A may include such additional terms and conditions as the parties may wish to include and may be modified from time to time by mutual agreement of the parties. As part of the Services, SNET shall be responsible for maintaining and updating Schedule A.

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     2.   Support Obligations of Carrefour. Upon the terms and subject to the
          --------------------------------
conditions contained herein, Carrefour agrees to provide SNET the support services as set forth on Schedule B annexed hereto (the "Carrefour Support Obligations") to enable SNET to perform the Services. The Carrefour Support Obligations shall be provided in accordance with the provisions of this Agreement and Schedule B, which includes a statement of the scope of support obligations to be performed by Carrefour.

     3.   Compensation.
          ------------

          3.01 Service Fees.  Upon the terms and subject to the conditions
               ------------
contained herein, Carrefour agrees to pay to SNET, in consideration of the Services set forth on Schedule A, the compensation set forth on Schedule A.

          3.02 Expenses.  Payment for expenses incurred by SNET in performance
               --------
of the Services shall be made as set forth on Schedule A. Such expenses shall be limited to reasonable out-of-pocket expenses necessarily and actually incurred by SNET in the performance of the Services hereunder, provided that:
(i) the expenses have been detailed and submitted on a form reasonably acceptable to Carrefour for review and approval and (ii) if requested by Carrefour, SNET shall submit supporting documentation in addition to the approved expense form.

     4.   Other Agreements.
          ----------------

          4.01 GNX Service Agreement.  Carrefour shall use its reasonable best
               ---------------------
efforts to cause GNX to enter into servicing agreements for the performance of services by SNET similar to the Services set forth on Schedule A, provided that SNET is performing its obligations hereunder to the reasonable satisfaction of Carrefour. Carrefour's obligation set forth in this Section 4 shall terminate upon termination of this Agreement pursuant to Section 6 below.

          4.02 Software Licensing Agreement.  Carrefour shall enter into a
               ----------------------------
Software Licensing Agreement with SNET provided, however, that such Software Licensing Agreement shall be (i) reasonably satisfactory to both parties and
(ii) on terms and conditions reasonably similar to those terms and conditions set forth in the form of agreement attached hereto as Exhibit A. If such agreement has not been consummated by the date of this Agreement, then Carrefour and SNET each hereby agrees to use its best efforts to consummate such agreement expeditiously, with an expectation that such consummation shall occur within 90 to 120 days of the date hereof.

     5.   Term and Renewal.  This Agreement shall commence on the Start Date and
          ----------------
shall continue in full force and effect for an initial term of three years, unless and until terminated in accordance with the provisions of this Agreement or Schedule A. Upon expiration of the initial three-year term, this Agreement may be renewed by mutual agreement of the parties upon terms mutually satisfactory to both parties.

     6.   Termination. This Agreement may be terminated only in accordance with
          -----------
the following:

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          6.01 Schedule A.  The Agreement may be terminated in accordance with
               ----------
the relevant provisions, if any, included in Schedule A.

          6.02 Nonpayment.  If SNET has not received payment of any amount
               ----------
payable by Carrefour under this Agreement by its due date, and if SNET still has not received such payment within fifteen business days after receipt by Carrefour of written notice of such nonpayment, SNET may terminate this Agreement by delivery of written notice of termination to Carrefour. If SNET terminates this Agreement pursuant to this Section 6.02, then Carrefour shall pay to SNET the minimum amounts of compensation payable to SNET pursuant to
Section 3.01 and Schedule A hereof for the remainder of the full three year term from such date of cancellation.

          6.03 Material Breach.  In the event of any material breach of any term
               ---------------
or provision of this Agreement by either party, then the non-breaching party may cancel this Agreement after receipt by the party in breach of 30 days prior written notice thereof; provided, however, that this Agreement shall not terminate at the end of the 30 days notice period if the party in breach has cured the breach to the reasonable satisfaction of the other party prior to the expiration of the thirty day period.

          6.04 Bankruptcy.  Either party may terminate this Agreement upon
               ----------
receipt of written notice to the other party if either party is adjudicated bankrupt, files a voluntary petition of bankruptcy, makes a general assignment for the benefit of creditors, is unable to meet its obligations in the normal course of business as they fall due or if a receiver is appointed on account of insolvency.

          6.05 Effect of Termination. Except to the extent as otherwise provided
               ---------------------
in Section 6.02 hereof, upon any termination of this Agreement, SNET shall be entitled to receive payment, pursuant to Section 3and Schedule A hereof, for Services rendered through the end of the month in which the date of termination occurs.

          6.06 Receipt of Written Notice.  For the purposes of this Section 6,
               -------------------------
receipt of any written notice may be confirmed orally between the parties through appropriate representatives of the parties, including their legal counsel.

     7.   Vendor Rating Services.  Carrefour hereby agrees to meet with
          ----------------------
representatives of SNET or its designees to evaluate SNET's Vendor Rating Services for potential inclusion in GNX products and services; it being acknowledged and agreed to by the parties that such inclusion shall be at the sole discretion of GNX.

     8.   Termination of Letter Agreement.  SNET and Carrefour mutually agree to
          -------------------------------
terminate, and do hereby terminate effective as of the date of this Agreement, the letter agreement by and between SNET and Carrefour, dated as of December 9, 1999 (the "Letter Agreement"); provided that such termination shall only be effective upon receipt by SNET of payment on all unpaid invoices charged to Carrefour for services performed by SNET prior the date of this Agreement related to the Letter Agreement. Upon termination of the Letter Agreement, and as an express and material condition of this Agreement, each party hereby releases and forever discharges any claims, demands, actions, damages and liabilities, known and unknown, that each such party ever had, now has or hereinafter may have against the other party arising from the Letter Agreement.

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     9.   Logos. Carrefour shall use its reasonable best efforts to cause GNX to
          -----
list and display SNET's SourcingLink logo on the GNX website Partnership Page.

     10.  Joint Press Release. SNET and Carrefour shall issue joint press
          -------------------
release regarding this Agreement.

     11.  Proprietary Rights. Unless otherwise expressly provided in Schedule
          ------------------
A hereof, all work performed pursuant to paragraph 1(c)(ii) of Schedule A hereto, and all materials and products developed for Carrefour by SNET pursuant to paragraph 1(c)(ii) of Schedule A hereto, are the property of SNET, and all title and interest therein shall vest in SNET. To the extent that title to any such works may not, by operation of law, vest in SNET, all right, title and interest therein, including, without limitation, all copyrights, trade secrets, trademarks, trade names, patents and other proprietary rights, are hereby irrevocably assigned to SNET. Carrefour agrees to give SNET reasonable assistance, at Carrefour's expense, to perfect the rights defined hereunder.
Any and all inventions, discoveries, processes, methods, designs and know-how, whether or not copyrightable or patentable, which SNET may conceive or make either alone or in conjunction with others, during the term of this Agreement, shall be the sole and exclusive property of SNET; and Carrefour, whenever requested to do so by SNET or any subsidiary and/or affiliate thereof, and without further compensation or consideration, shall promptly execute any and all applications, assignments and other instruments which SNET shall deem necessary in order to apply for and obtain copyrights and/or letters patent of the United States and of foreign countries for said inventions and discoveries, and in order to assign and convey to SNET the sole and exclusive right, title and interest in and to said inventions, discoveries, processes, methods, designs and know-how, or any applications, copyrights, or patents thereof.

Unless otherwise expressly provided in Schedule A hereof, all work performed pursuant to paragraphs 1(a), 1(b) 1(c)(i) and 1(d) of Schedule A hereto, and all materials and products developed for Carrefour by SNET pursuant to paragraphs 1(a), 1(b) 1(c)(i) and 1(d) of Schedule A hereto, are the property of Carrefour, and all title and interest therein shall vest in Carrefour. To the extent that title to any such works may not, by operation of law, vest in Carrefour, all right, title and interest therein, including, without limitation, all copyrights, trade secrets, trademarks, trade names, patents and other proprietary rights, are hereby irrevocably assigned to Carrefour. SNET agrees to give Carrefour reasonable assistance, at Carrefour's expense, to perfect the rights defined hereunder. Carrefour hereby grants SNET the right to use any such works or their derivatives for the purpose of assisting other GNX retailers and their suppliers to participate and operate on the GNX

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     12.  Confidentiality.  SNET acknowledges that it will receive information
          ---------------
and trade secrets designated by Carrefour as confidential in the course of the performance of the Services, and Carrefour acknowledges that it may receive information and trade secrets designated by SNET as confidential in the course of the performance of the Services ("Confidential Information"). SNET and Carrefour each hereby agrees to maintain the secrecy, and to cause their employees to maintain the secrecy, of the other's Confidential Information and each hereby agrees not to use it except in performing the Services and not to disclose it to anyone who does not have a need to know it any Confidential Information to perform under this Agreement. Confidential Information shall not include any information which is publicly available at the time of disclosure or subsequently becomes publicly available through no fault of the recipient party or is rightfully acquired by the recipient party from a third party who is not in breach of an agreement to keep such information confidential. Upon termination of this Agreement, each party shall turn over to the other party all documents, papers and other matter in its possession or under its control that contain or relate to such Confidential Information. Each party acknowledges that its disclosure of any Confidential Information of the other will give rise to irreparable injury to the other party and/or its subsidiaries or the owner of such information, for which monetary damages are incapable of repairing. Accordingly, each party may seek and obtain injunctive relief against the breach or threatened breach of the foregoing undertakings, in addition to any other legal remedies which may be available. Each party acknowledges and agrees that the covenants contained herein are necessary for the protection of legitimate business interests and are reasonable in scope and content.

     13.  Non-Solicitation.  During the term of this Agreement and for one year
          ----------------
thereafter, each party hereby agrees that it will not solicit or make offers of employment or enter into consulting relationships with employees or consultants of the other party.

     14.  Assignment.  This Agreement shall be binding upon the party's
          ----------
respective successors and assigns. Neither party may assign any of its obligations hereunder without the prior written consent of the other which may be withheld in such party's sole discretion; provided that Carrefour may assign its rights and obligations under this Agreement to a subsidiary or an affiliate.

     15.  Notices.  All notifications and communications hereunder shall be in
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writing and shall be hand delivered, sent by registered mail return receipt requested, sent by overnight delivery service or by confirmed facsimile transmission to the party receiving such communication to the applicable address set forth below or such other address as may be specified to the other party in writing:

     To SNET:
     -------

     SourcingLink.net
     16855 West Bernardo Drive
     Suite 260
     San Diego, California, 92127 USA
     Attn. Sean Maloy
     Facsimile: 858-385-8997

     With a copy to:

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     Stradling, Yocca, Carlson & Rauth
     660 Newport Center Drive
     Suite 1600
     Newport Beach, California, 92127 USA
     Attn. Bruce Feuchter
     Facsimile: 949-725-4100

     To Carrefour:
     ------------

     Carrefour
     6, avenue Raymond Poincare
     BP 419.16-75769
     Paris Cedex 16 France
     Attn. Jeremy Hollows
           Bruce Johnson
     Facsimile: 011-33-15-5731079

     With a copy to:

     Clifford Chance Rogers & Wells LLP
     Two Hundred Park Avenue
     New York, New York 10166-0153 USA
     Attn. Patrick D. Canavan
     Facsimile: 212-878-8375

     16.  Governing Law.  This Agreement shall be governed by and construed in
          -------------
accordance with the laws of the State of Delaware. Carrefour and SNET hereby consent and agree that the United States will have exclusive jurisdiction over any legal action or proceeding arising out of or relating to this Agreement, and each party consents to the in personam jurisdiction of such courts for the purpose of any such action or proceeding. Each party hereby waives all rights it has or which may hereafter arise to contest such exclusive jurisdiction of the United States.

     17.  Modifications.  No modification, amendment, supplement to or waiver of
          -------------
this Agreement or to the Schedules attached hereto shall be binding upon the parties unless made in writing and duly signed by both parties.

     18.  Severability.  In the event any one or more of the provisions of this
          ------------
Agreement or of the Schedules is held to be invalid or otherwise unenforceable, the enforceability of the remaining provisions shall be unimpaired.

     19.  Waiver.  A failure of either party to exercise any rights provided for
          ------
herein shall not be deemed to be a waiver of any further right hereunder.

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     20.  Complete Agreement.  This Agreement and the Schedules attached hereto
          ------------------
set forth the entire understanding of the parties as to the subject matter herein and therein.

     21.  Attorneys' Fees.  In the event of any dispute arising hereunder the
          ---------------
prevailing party shall be entitled to recover all legal fees and expenses reasonably incurred as a result of such dispute.

     22.  Surviving Sections.  All provisions of the following sections shall
          ------------------
survive the termination of this Agreement: 6, 11, 12, 13, 15, 16, 18, 19, 20, and 21.


          IN WITNESS WHEREOF, the parties have executed this Services Agreement as of the date first above written.

                                     SOURCINGLINK.NET, INC.


                                      /s/ Sean Maloy
                                     -------------------------------------------
                                     By:  Sean Maloy
                                     Its: President and Chief Executive Officer


                                    CARREFOUR S.A.


                                      /s/ Jeremy Hollows
                                     -------------------------------------------
                                     By:  Jeremy Hollows
                                     Its: Director - Information Systems

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                                   Schedule A
                                   ----------

     1.   Statement of the scope of the work to be performed by SNET (the
          ---------------------------------------------------------------
"Services").  The Services shall include the following duties:
 --------

          (a) SNET shall provide training to merchandise buyers of Carrefour designed to teach them to successfully use and apply the GNX internet based, merchandise sourcing services and technologies (the "GNX Technology").

          (b) SNET shall provide training, both on-line and off-line, to merchandise suppliers of Carrefour designed to teach them to successfully use and apply the GNX Technology.

          (c) SNET shall assist Carrefour's buyers and merchandise suppliers to create merchandise catalogs that conform to and are compatible with the technological standards of the GNX Technology and (ii) SNET may utilize and modify its own Catalog Creation Tools and other technology to accomplish this service.

          (d) SNET shall develop customized software for Carrefour, as necessary, to support and facilitate the Services listed in (a) through (c) above, and shall upon development promptly deliver to Carrefour the source and object code for such customized software.

          (e) SNET shall provide telephone technical support for its Services to Carrefour's merchandise buyers and suppliers and Carrefour, in English, [*] or such other times as may be mutually agreed to by the parties.

          (f) SNET shall provide such other reasonable services as mutually agreed to by the parties. Ownership of any materials, including but not limited to software code and documentation, developed pursuant to this provision shall be as agreed.

          [*]

     2.   Schedule of compensation.
          ------------------------

          (a)  Service Fees.  The compensation to be paid by Carrefour to SNET
               ------------
               for the performance of the Services shall be based on an hourly rate, subject to certain aggregate minimums as described by the following:

               Hourly Billable Rate: [*] for each hour of Services performed, with the exact rate dependent on the level of experience of the service provider (the "Service Fees"). For example, a service provider of customer support would likely be billed at a rate of [*], while a service provider related to manager support would likely be billed at a rate of [*]. The Service Fees shall be due and payable according to the terms of their corresponding invoices.

               Monthly Minimum:      A minimum of $200,000 U.S. shall be paid to
                                     SNET every month during the term of this Agreement (the "Monthly

* Portions omitted pursuant to request for confidential treatment.

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                              Minimum"), with the first payment due on the Start
                              Date, which shall represent the minimum monthly amount of Service Fees payable for the Service performed during the applicable month regardless of the actual number of hours of Services performed for such month. The Service Fees incurred and payable may total more than the Monthly Minimum in any given month. Service Fees accrued in excess of the Monthly Minimum for such month based on actual hours shall be reconciled quarterly on a month-by-month basis (i.e., an excess over the monthly minimum in one month may not be used to offset a shortfall in Services Fees for another month) and paid within thirty days of the end of such quarter. [*]

               Term Minimum:  A minimum of $9,000,000 U.S. shall be paid to SNET over the course of the first three years of this Agreement, starting from the Start Date, regardless of the actual number of hours of Services performed for such three-year period. The Service Fees may total more than $9,000,000 over the three-year period. The shortfall, if any, of the $9,000,000 term minimum over the amount of Service Fees actually paid over the three-year period shall be reconciled and paid within thirty days of the expiration of such three-year period.

          (b)  Expenses.  Carrefour shall reimburse SNET for all reasonable out
               --------
               of pocket expenses, including by way of example, travel and communication expenses, within thirty days of billing as provided by Section 2 of this Agreement. Such expenses shall be no greater than the actual direct costs incurred by SNET, except that SNET may include a reasonable amount of its own administration expenses associated with such actual direct costs [*]. Such reimbursements shall not be regarded or included in the amount of Service Fees or related minimums as provided in subparagraph (a) above.

* Portions omitted pursuant to request for confidential treatment.

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                                  Schedule B
                                  ----------

     1.   Statement of the scope of support obligations to be performed by
          ----------------------------------------------------------------
Carrefour. In anticipation and consideration of the Services rendered by SNET,
---------
Carrefour shall provide the following support services to SNET ("Carrefour's Support Obligations"):

     (a) Carrefour shall provide, or shall use its reasonable best efforts to cause GNX to provide, training to SNET personnel on Carrefour's practices and procedures regarding its use or intended use of the GNX Technology, including how to create merchandise catalogs that conform to and are compatible with the technological standards of the GNX Technology.

     (b) Carrefour shall provide, or shall use its reasonable best efforts to cause GNX to provide, to SNET such documentation, technological standards and specifications, and other similar information reasonably requested by SNET to facilitate its performance of the Services.

     (c) Carrefour shall provide SNET a 90-day rolling work schedule setting forth an estimate of the number of hours and detailed descriptions of the Services to be performed by SNET over such 90-day period. The first schedule shall be provided within 15 calendar days from the Start Date, and thereafter, an updated schedule shall be provided on a monthly basis.

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